Exhibit 4.2

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXERCISED UNLESS (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. HOLDERS MUST RELY ON THEIR OWN ANALYSIS OF THE INVESTMENT AND ASSESSMENT OF THE RISKS INVOLVED.

Warrant to Purchase
________ shares	Warrant Number _____

Amended and Restated Warrant to Purchase Common Stock

of

VirtualScopics, Inc.

Date of Amendment and Restatement: April 3, 2012

           THIS CERTIFIES that ________________, a ______________, or any subsequent holder hereof (“Holder”) has the right to purchase from VirtualScopics, Inc., a Delaware corporation, (the “Company”), up to ______________ (_____________) fully paid and nonassessable shares, of the Company's common stock, $0.001 par value per share (“Common Stock”), subject to adjustment as provided herein, at a price equal to the Exercise Price as defined in Section 3 below, at any time during the Term (as defined below).

           Holder agrees with the Company that this Warrant to Purchase Common Stock of the Company (this “Warrant” or this “Agreement”) is issued and all rights hereunder shall be held subject to all of the conditions, limitations and provisions set forth herein.

           1.           Date of Issuance and Term.

           This Warrant shall be deemed to be issued on September 17, 2007 (“Date of Issuance”). The term of this Warrant begins on the Date of Issuance and ends at 5:00 p.m., New York City time, on the date that is seven (7) years after the Date of Issuance (the “Term”). This Warrant amends, supplements, modifies and completely restates and supersedes the Warrant (the “Existing Warrant”) dated as of the Date of Issuance, issued by the Company to the Holder. The Existing Warrant was issued in conjunction with the issuance of Series B Preferred Stock of the Company (“the “Preferred Stock”) to the Holder pursuant to the terms of the Securities Purchase Agreement, dated September 12, 2007 (“Securities Purchase Agreement”), the Certificate of Designation of Rights and Preferences of the Company’s Series B Convertible Preferred Stock (the “Certificate of Designation”) and the Registration Rights Agreement (“Registration Rights Agreement”) by and between the Company and Holder dated on or about September 12, 2007.

Notwithstanding anything to the contrary herein, the applicable portion of this Warrant shall not be exercisable during any time that, and only to the extent that, the number of shares of Common Stock to be issued to Holder upon such Exercise (as defined in Section 2(a)), when added to the number of shares of Common Stock, if any, that the Holder otherwise beneficially owns (outside of this Warrant, and not including any other warrants or securities of Holder’s having a provision substantially similar to this paragraph) at the time of such Exercise, would exceed 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon Exercise of this Warrant held by the Holder, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation shall be conclusively satisfied if the applicable Notice of Exercise includes a signed representation by the Holder that the issuance of the shares in such Notice of Exercise will not violate the Limitation, and the Company shall not be entitled to require additional documentation of such satisfaction.

Notwithstanding the above, in the event that the Company receives any purchase, tender or exchange offer or any offer to enter into a merger with another entity whereby the Company shall not be the surviving entity (an “Offer”), then the Maximum Percentage shall be increased (but not decreased) to 9.99%, and “4.99%” shall be automatically revised immediately after such offer to read “9.99%” each place it occurs in this Section 1. The Beneficial Ownership Limitation provisions of this Section 1 may be waived by such Holder, at the election of such Holder, upon not less than 61 days’ prior notice to the Company, to change the Beneficial Ownership Limitation to any amount not in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon Exercise of this Warrant held by the Holder and the Beneficial Ownership Limitation shall continue to apply. Upon such a change by a Holder of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the Beneficial Ownership Limitation may not be further waived by such Holder, provided that, if an Event of Default occurs, thereafter the Beneficial Ownership Limitation provisions of this Section 1 may be waived by such Holder, at the election of such Holder, upon not less than 61 days’ prior notice to the Company, to change the Maximum Percentage to any other percentage (and not limited to 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon Exercise of the Warrants held by the Holder and the provisions of this Section 1 shall continue to apply. The limitations on Exercise set forth in this subsection are referred to as the “Beneficial Ownership Limitations.” The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

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Notwithstanding the above, Holder shall retain the option to either Exercise or not Exercise its option(s) to acquire Common Stock pursuant to the terms hereof after an Offer, and, in the event of a cash Exercise following a tender offer, the Exercise Price per share that would otherwise be due shall instead be offset against the tender price per share to be received by the Holder, provided, however, that in the event a tender offer is not completed, Holder, at its option may either (i) complete any Exercise that was initiated after the Offer by promptly paying to the Company the Exercise Price that would have been due at the time the Warrant was Exercised, or (ii) cancel such Exercise by providing written notice to the Company, in which case such Exercise shall be deemed void ad initio.

Maximum Exercise of Rights. In the event the Holder notifies the Company that the Exercise of the rights described herein would result in the issuance of an amount of Common Stock of the Company that would exceed the maximum amount that may be issued to a Holder calculated in the manner described above, then the issuance of such additional shares of Common Stock of the Company to such Holder will be deferred in whole or in part until such time as such Holder is able to beneficially own such Common Stock without exceeding the maximum amount calculated in the manner described herein. The determination of when such Common Stock may be issued shall be made by each Holder as to only such Holder.

           2.           Exercise.

(a) Manner of Exercise. During the Term and at any time on or after the Shareholder Issuance Vote (as defined in the Securities Purchase Agreement) and the effective date of the written consents given therefor, but in any event at any time after the Shareholder Issuance Approval Deadline (as defined in the Securities Purchase Agreement) this Warrant may be Exercised as to all or any lesser number of full shares of Common Stock covered hereby (the “Warrant Shares” or the “Shares”) upon surrender of this Warrant, with the Notice of Exercise Form attached hereto as Exhibit A (the “Notice of Exercise”) duly completed and executed, together with the full Exercise Price (as defined below, which may be satisfied by either a Cash Exercise or a Cashless Exercise, as each is defined below) for each share of Common Stock as to which this Warrant is Exercised, at the office of the Company, VirtualScopics, Inc.; 500 Linden Oaks, Rochester, NY 14625; Phone: 585-249-6231, Fax: 585-218-7350, or at such other location as the Company may then be located or such other office or agency as the Company may designate in writing, by overnight mail, by facsimile (such surrender and payment of the Exercise Price hereinafter called the “Exercise” of this Warrant). In the case of a Cashless Exercise, the Exercise Price is deemed to have been delivered upon the Holder’s deliver of a Notice of Exercise to the Company.

(b) Date of Exercise. The “Date of Exercise” of the Warrant shall be defined as the date that a copy of the Notice of Exercise Form attached hereto as Exhibit A, completed and executed, is sent by facsimile to the Company, provided that the original Warrant and Notice of Exercise Form are received by the Company and the Exercise Price is satisfied within 1 Business Day thereafter or else the Date of Exercise shall be deemed the Business Day that the Notice of Exercise Form, Original Warrant and Exercise Price are received by the Company. Alternatively, the Date of Exercise shall be defined as the date the original Notice of Exercise Form, Original Warrant and Exercise Price are received by the Company, if Holder has not sent advance notice by facsimile. Upon delivery of the Date of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder's DTC account or the date of delivery of the certificates evidencing such Warrant Shares as the case may be.  The Company shall deliver any objection to any Notice of Exercise within three (3) Business Days of receipt of such notice. In the event of any dispute or discrepancy, the records of the Company shall be controlling and determinative in the absence of manifest error.

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(c) Delivery of Common Stock Upon Exercise. Within 3 Trading Days from the delivery to the Company of the Notice of Exercise, surrender of this Warrant and payment of the aggregate Exercise Price (which, in the case of a Cashless Exercise, shall be deemed to have been paid upon the submission by the Holder of a Notice of Exercise)(the “Warrant Shares Delivery Deadline”), the Company shall issue and deliver (or cause its transfer agent so to issue and deliver) in accordance with the terms hereof to or upon the order of the Holder that number of shares of Common Stock (“Exercise Shares”) for the portion of this Warrant converted as shall be determined in accordance herewith. Upon the Exercise of this Warrant or any part thereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering, an opinion of counsel to assure that the Company's transfer agent shall issue stock certificates in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations to be specified at Exercise representing the number of shares of Common Stock issuable upon such Exercise. The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company's Common Stock.

(d) (Omitted)

(e) (Omitted)

(f) Revocation of Exercise Upon Delivery Failure. In addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Exercise Shares by the Warrant Shares Delivery Deadline, the Holder will be entitled to revoke all or part of the relevant Notice of Exercise by delivery of a notice to such effect to the Company whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice.

(g) Legends.

(i) Restrictive Legend. The Holder understands that the Warrant and, until such time as Exercise Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement or otherwise may be sold pursuant to Rule 144 or Rule 144(k) under the 1933 Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exercise Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO COUNSEL TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”

(ii) Removal of Restrictive Legends. Certificates evidencing the Exercise Shares shall not contain any legend restricting the transfer thereof (including the legend set forth above in subsection 2(g)(i)): (i) following resale of such shares while a registration statement (including the Registration Statement, as defined in the Registration Rights Agreement) covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Exercise Shares pursuant to Rule 144, or (iii) if such Exercise Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the Effective Date (as defined below) of the Registration Statement if required by the Company’s transfer agent to effect the sale of Exercise Shares by Holder without a restrictive legend or removal of the legend hereunder. If the Unrestricted Conditions are met at the time of issuance or resale of Exercise Shares, then such Exercise Shares shall be issued free of all legends and Holder submits proof and proper documentation satisfactory to the Company and its transfer agent to the conditions in this Section 2(g). The Company agrees that following the Effective Date or at such time as the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 2(g), it will, no later than three (3) Trading Days following the delivery by the Holder to the Company or the Company’s transfer agent of a certificate representing Exercise Shares, as applicable, issued with a restrictive legend and proof and proper documentation satisfactory to the Company and its transfer agent to the conditions in this Section 2(g), deliver or cause to be delivered to such Holder a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends. For purposes hereof, “Effective Date” shall mean the date that the Registration Statement that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the Securities and Exchange Commission (the “Commission”).

(iii) Sale of Unlegended Shares. Holder agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 2(g)(i) above is predicated upon the Company’s reliance that the Holder will sell any Exercise Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

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(h) Cancellation of Warrant. This Warrant shall be canceled upon the full Exercise of this Warrant, and, as soon as practical after the Date of Exercise, Holder shall be entitled to receive Common Stock for the number of shares purchased upon such Exercise of this Warrant, and if this Warrant is not Exercised in full, Holder shall be entitled to receive a new Warrant (containing terms identical to this Warrant) representing any unexercised portion of this Warrant in addition to such Common Stock.

(i) Holder of Record. Each person in whose name any Warrant for shares of Common Stock is issued shall, for all purposes, be deemed to be the Holder of record of such shares on the Date of Exercise of this Warrant, irrespective of the date of delivery of the Common Stock purchased upon the Exercise of this Warrant. Nothing in this Warrant shall be construed as conferring upon Holder any rights as a stockholder of the Company.

(j) Delivery of Electronic Shares. In lieu of delivering physical certificates representing the unlegended shares of Common Stock issuable upon Exercise (the “Unlegended Shares”), provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon written request of the Holder, so long as the certificates therefor do not bear a legend, are not required to bear a legend, and the Holder is not obligated to return such certificate for the placement of a legend thereon, the Company shall cause its transfer agent to electronically transmit the Unlegended Shares to the Holder by crediting the account of the Holder's prime broker with DTC identified in the written request through its Deposit Withdrawal Agent Commission (“DWAC”) system.

(k) Buy-In. In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Exercise Shares pursuant to an Exercise on or before the fifth (5th) Business Day after the Warrant Shares Delivery Deadline (other than for circumstances related to an outbreak of hostilities, terrorist activities or war, the effects of weather or meteorological events, acts of God or other calamity or crisis), and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Exercise Shares which the Holder anticipated receiving upon such Exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Exercise Shares that the Company was required to deliver to the Holder in connection with the Exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Exercise Shares for which such Exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its Exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon Exercise of the Warrant as required pursuant to the terms hereof.

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(l) Surrender of Warrant Upon Exercise; Book-Entry. Notwithstanding anything to the contrary set forth herein, upon Exercise of this Warrant in accordance with the terms hereof, the Holder shall not be required to physically surrender the original Warrant Certificate to the Company unless all of this Warrant is Exercised, in which case such Holder shall deliver the original Warrant being Exercised to the Company within one (1) Business Day following the Date of Exercise at issue. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the amount of this Warrant that is so Exercised and the dates of such Exercises or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this original Warrant upon each such Exercise. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

           3.           Payment of Warrant Exercise Price.

(a) Exercise Price. The Exercise Price (“Exercise Price”) shall initially equal $1.2043 per share (the “Initial Exercise Price”), subject to adjustment pursuant to the terms hereof, including but not limited to Section 5 below.

           Payment of the Exercise Price may be made by either of the following, or a combination thereof, at the election of Holder:

(i)     Cash Exercise: The Holder may exercise this Warrant in cash, bank or cashiers check or wire transfer (a “Cash Exercise”); or

(ii)    Cashless Exercise: The Holder, at its option, may exercise this Warrant in a cashless exercise transaction. In order to effect a Cashless Exercise, the Holder shall surrender of this Warrant at the principal office of the Company together with notice of cashless election, in which event the Company shall issue Holder a number of shares of Common Stock computed using the following formula (a “Cashless Exercise”):

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X = Y (A-B)/A

where:    X = the number of shares of Common Stock to be issued to Holder.

Y = the number of shares of Common Stock for which this Warrant is being Exercised.

A = the Market Price of one (1) share of Common Stock (for purposes of this Section 3(ii), where “Market Price,” as of any date, means the Volume Weighted Average Price (as defined herein) of the Company’s Common Stock during the five (5) consecutive trading day period immediately preceding the date of Exercise, or other applicable date.

B = the Exercise Price.

As used herein, the “Volume Weighted Average Price” or “VWAP” for any security as of any date means the volume weighted average sale price on the Over the Counter Electronic Bulletin Board (the “OTC-BB”) as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority in interest of the Warrants and the Company (“Bloomberg”) or, if the OTC-BB is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the volume weighted average price shall be the fair market value as mutually determined by the Company and the holders of a majority in interest of the Warrants being Exercised for which the calculation of the volume weighted average price is required in order to determine the Exercise Price of such Warrants. “Trading Day” shall mean any day on which the Common Stock is traded for any period on the OTC-BB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

For purposes of Rule 144 and sub-section (d)(3)(ii) thereof, it is intended, understood and acknowledged that the Common Stock issuable upon Exercise of this Warrant in a cashless Exercise transaction shall be deemed to have been acquired at the time this Warrant was issued. Moreover, it is intended, understood and acknowledged that the holding period for the Common Stock issuable upon Exercise of this Warrant in a cashless Exercise transaction shall be deemed to have commenced on the date this Warrant was issued.

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(b) Dispute Resolution. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares issuable upon any exercise of this Warrant, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with this subsection. In the case of a dispute as to the determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock or the arithmetic calculation of the Exercise Price, or Market Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within five (5) Business Days of receipt, or deemed receipt, of the Notice of Exercise or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within five (5) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within five (5) Business Days submit via facsimile (i) the disputed determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock to an independent, reputable investment bank selected by the Company and approved by the Holder, which approval shall not be unreasonably withheld, (ii) the disputed arithmetic calculation of the Exercise Price, or Market Price to the Company’s independent, outside accountant or (iii) the disputed facts regarding any other matter referred to above that is not expressly designated to the independent investment bank or the independent outside accountant pursuant to (i) or (ii) immediately above to an expert attorney from a nationally recognized outside law firm (having at least 100 attorneys and having with no prior relationship with the Company) selected by the Company and approved by the Holder. The Company shall request that the investment bank or the accountant, law firm, or other expert, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s or law firm’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

           4.           Transfer and Registration.

(a) Transfer Rights. Subject to the provisions of Section 8 of this Warrant, this Warrant may be transferred on the books of the Company, in whole or in part, in person or by attorney, upon surrender of this Warrant properly completed and endorsed. This Warrant shall be canceled upon such surrender and, as soon as practicable thereafter, the person to whom such transfer is made shall be entitled to receive a new Warrant or Warrants as to the portion of this Warrant transferred, and Holder shall be entitled to receive a new Warrant as to the portion hereof retained.

(b) Registrable Securities. The Common Stock issuable upon the Exercise of this Warrant has registration rights pursuant to that certain Registration Rights Agreements between the Company and the Holder dated the Date of Issuance.

           5.           Anti-Dilution Adjustments; Additional Adjustments; Purchase Rights.

(a)   (Omitted).

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(b)   Recapitalization or Reclassification. If the Company shall at any time effect a recapitalization, reclassification or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares, then upon the effective date thereof, the number of shares of Common Stock which Holder shall be entitled to purchase upon Exercise of this Warrant shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such recapitalization, reclassification or similar transaction, and the Exercise Price shall be, in the case of an increase in the number of shares, proportionally decreased and, in the case of decrease in the number of shares, proportionally increased. The Company shall give Holder the same notice it provides to holders of Common Stock of any transaction described in this Section 5(b).

(c) Exercise Price Adjusted. As used in this Warrant, the term “Exercise Price” shall mean the purchase price per share specified in Section 3 of this Warrant, until the occurrence of an event stated in this Section 5 or otherwise set forth in this Warrant, and thereafter shall mean said price as adjusted from time to time in accordance with the provisions of said subsection. No such adjustment under this Section 5 shall be made unless such adjustment would change the Exercise Price at the time by $.01 or more; provided, however, that all adjustments not so made shall be deferred and made when the aggregate thereof would change the Exercise Price at the time by $.01 or more. No adjustment made pursuant to any provision of this Section 5 shall have the net effect of increasing the Exercise Price in relation to the split adjusted and distribution adjusted price of the Common Stock.

(d) Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 5 or otherwise, Holder shall, upon Exercise of this Warrant, become entitled to receive shares and/or other securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 5.

(e)   (Omitted)

(f)   (Omitted).

(g)   (Omitted).

(h)   (Omitted).

(i) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares represented by this Warrant shall proportionally increase. If the Company at any time combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of shares represented by this Warrant shall proportionally decrease.

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(j)   (Omitted).

(k) Adjustment to Number of Shares. In the event of any adjustment to the Exercise Price pursuant to the terms of this Warrant, the number of Warrant Shares issuable upon Exercise of this Warrant shall be adjusted (except as otherwise provided in Section 5(b) or (i)) such that the aggregate Exercise Price payable in a full Cash Exercise hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price payable in a full Cash Exercise prior to such adjustment, and the number of Warrant Shares issuable in a Cashless Exercise shall be adjusted accordingly.

(l) Notice of Adjustments. Whenever the Exercise Price is adjusted pursuant to the terms of this Warrant, the Company shall within Five (5) Business Days mail to the Holder a notice (a “Exercise Price Adjustment Notice”) setting forth the Exercise Price after such adjustment and setting forth a statement of the facts requiring such adjustment. The Company shall, upon the written request at any time of the Holder, furnish to such Holder a like Warrant setting forth (i) such adjustment or readjustment, (ii) the Exercise Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon Exercise of the Warrant, following delivery of the original Warrant to the Company for exchange. For purposes of clarification, whether or not the Corporation provides an Exercise Price Adjustment Notice pursuant to this Section 5(l), upon the occurrence of any event that leads to an adjustment of the Exercise Price, the Holders are entitled to receive a number of Exercise Shares based upon the new Exercise Price, as adjusted, for exercises occurring on or after the date of such adjustment, regardless of whether a Holder accurately refers to the adjusted Exercise Price in the Notice of Exercise.

(m) Notice to Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice.

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(n) (Omitted).

           6.           Fractional Interests.

           No fractional shares or scrip representing fractional shares shall be issuable upon the Exercise of this Warrant, but on Exercise of this Warrant, Holder may purchase only a whole number of shares of Common Stock. If, on Exercise of this Warrant, Holder would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Exercise shall be the next closest number of whole shares.

           7.           Reservation of Shares.

           From and after the date hereof, the Company shall at all times reserve for issuance such number of authorized and unissued shares of Common Stock (or other securities substituted therefor as herein above provided) as shall be sufficient for the Exercise of this Warrant and payment of the Exercise Price in full without regard to any Beneficial Ownership Limitation. If at any time the number of shares of Common Stock authorized and reserved for issuance is below the number of shares sufficient for the Exercise of this Warrant (based on the Exercise Price in effect from time to time), the Company will use commercially reasonable efforts to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company's obligations under this Section 7, in the case of an insufficient number of authorized shares, and using its commercially reasonable efforts to obtain stockholder approval of an increase in such authorized number of shares. The Company covenants and agrees that upon the Exercise of this Warrant, all shares of Common Stock issuable upon such Exercise shall be duly and validly issued, fully paid, nonassessable and not subject to liens.

           8.           Restrictions on Transfer.

(a) Registration or Exemption Required. This Warrant has been issued in a transaction exempt from the registration requirements of the Act by virtue of Regulation D and exempt from state registration under applicable state laws. The Warrant and the Common Stock issuable upon the Exercise of this Warrant may not be transferred, sold or assigned except pursuant to an effective registration statement or an exemption to the registration requirements of the Act and applicable state laws.

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(b) Assignment. If Holder can provide the Company with reasonably satisfactory evidence that the conditions of (a) above regarding registration or exemption have been satisfied, including an opinion of counsel satisfactory to the Company, the Holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant, in whole or in part. Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the person or persons to whom the Warrant shall be assigned and the respective number of warrants to be assigned to each assignee. The Company shall effect the assignment within ten (10) days of receipt of the original Warrant and other information required by this Section 8(b), and shall deliver to the assignee(s) designated by Holder a Warrant or Warrants of like tenor and terms for the appropriate number of shares.

9.           Noncircumvention.

The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

           10.           Rights Upon Major Transaction or Change of Entity Transaction.

(a) “Change of Entity Transaction.” “Change of Entity Transaction” means (i) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (A) following which the holders of Common Stock immediately preceding such consolidation, merger, combination or event either (1) no longer hold a majority of the shares of Common Stock of the Company or (2) no longer have the ability to elect the board of directors of the Company or (B) as a result of which shares of Common Stock shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of another entity.

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(b) Assumption Upon Change of Entity Transaction. The Company shall not, so long as any portion of this Warrant remains outstanding, enter into or be party to a Change of Entity Transaction unless any Person purchasing the Company’s assets or Common Stock, or any successor entity resulting from such Change of Entity Transaction (in each case, an “Successor Entity”), assumes (an “Assumption”) in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 10(b) pursuant to written agreements in form and substance reasonably satisfactory to the Required Warrant Holders (as defined below) and approved by the Required Warrant Holders prior to such Change of Entity Transaction, including agreements to deliver to each holder of Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, having an exercise price equal to the Exercise Price of this Warrant or equitably adjusted as provided herein, having similar exercise rights as this Warrant (including but not limited to similar exercise price adjustment provisions), and reasonably satisfactory to the Required Warrant Holders. Upon the occurrence of any Change of Entity Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Change of Entity Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under the Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of a Change of Entity Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of the Warrant at any time after the consummation of the Change of Entity Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of this Warrant prior to such Change of Entity Transaction, such shares of common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Warrant. The provisions of this Section shall apply similarly and equally to successive Change of Entity Transactions and shall be applied without regard to any limitations on the conversion of the Warrant. The requirements of this Section 10(b) are referred to herein as the “Assumption Requirements.”

For purposes hereof, “Required Warrant Holders” shall mean the Holders of two-thirds (2/3) of the then outstanding Warrants (determined by the number of unexercised underlying shares).

(c)   (Omitted).

(d)   (Omitted).

(e)   (Omitted).

(f)   (Omitted).

(g)   (Omitted).

11.          (Omitted).

12.          (Omitted).

13.          (Omitted).

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14.            Remedies, Other Obligations, Breaches And Injunctive Relief.

The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder right to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15.           Benefits of this Warrant.

Nothing in this Warrant shall be construed to confer upon any person other than the Company and Holder any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and Holder.

16.           Governing Law.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

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17.           Loss of Warrant.

Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

18.           Notice or Demands.

Notices or demands pursuant to this Warrant to be given or made by Holder to or on the Company shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid, and addressed, until another address is designated in writing by the Company, to the address set forth in Section 2(a) above. Notices or demands pursuant to this Warrant to be given or made by the Company to or on Holder shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid, and addressed, to the address of Holder set forth in the Company’s records, until another address is designated in writing by Holder.

19.           Warrant Holder Not a Stockholder.

The Holder of this Warrant, as such, shall not be entitled by reason of this Warrant to any rights whatsoever as a stockholder of the Company, including but not limited to voting rights.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Warrant as of the ___th day of March, 2012.

VirtualScopics, Inc.

By:
Print Name:
Title:

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EXHIBIT A

NOTICE OF EXERCISE FORM FOR AMENDED AND RESTATED WARRANT

TO: VIRTUALSCOPICS, INC.

           The undersigned hereby irrevocably Exercises the right to purchase ____________ of the shares of Common Stock (the “Common Stock”) of VIRTUALSCOPICS, INC., a Delaware corporation (the “Company”), evidenced by the attached amended and restated warrant (the “Warrant”), and herewith makes payment of the Exercise price with respect to such shares in full, all in accordance with the conditions and provisions of said Warrant.

1. The undersigned agrees not to offer, sell, transfer or otherwise dispose of any of the Common Stock obtained on Exercise of the Warrant, except in accordance with the provisions of Section 8(a) of the Warrant.

2. The undersigned requests that stock certificates for such shares be issued free of any restrictive legend, if appropriate, and a warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below:

Dated:________

Signature

Print Name

Address

NOTICE

The signature to the foregoing Notice of Exercise Form must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

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EXHIBIT B

ASSIGNMENT

(To be executed by the registered holder

desiring to transfer the Warrant)

FOR VALUE RECEIVED, the undersigned holder of the attached amended and restated warrant (the “Warrant”) hereby sells, assigns and transfers unto the person or persons below named the right to purchase _______ shares of the Common Stock of VIRTUALSCOPICS, INC., a Delaware corporation, evidenced by the attached Warrant and does hereby irrevocably constitute and appoint _______________________ attorney to transfer the said Warrant on the books of the Company, with full power of substitution in the premises.

Dated: _________
Signature

Fill in for new registration of Warrant:

Name

Address

Please print name and address of assignee
(including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

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